Exhibit 3.2
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
LAMAR MEDIA CORP.
          Lamar Media Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, for the purpose of amending and restating the Certificate of Incorporation of the Corporation, hereby certifies as follows:
1.	The name of the Corporation is Lamar Media Corp. The name under which the Corporation was originally incorporated is Lamar Advertising Company. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware (the “Secretary”) on October 23, 1989.

2.	That the pursuant to Section 242 of the General Corporation Law of the State of Delaware, the amendment and restatement herein set forth have been duly approved by the Board of Directors and the sole stockholder of the Corporation.

3.	Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation to read in full as follows:
          FIRST. The name of the Corporation is Lamar Media Corp.
          SECOND. The address of the Corporation’s registered office in the State of Delaware is Capitol Services, Inc., 615 South Dupont Highway, Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.
          THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
          FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is three thousand (3,000) shares and shall consist of three thousand (3,000) shares of Common Stock, par value $.01 per share.
          FIFTH. The Corporation is to have perpetual existence.
          SIXTH. Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.
          SEVENTH. The Board of Directors of the Corporation is expressly authorized to exercise all powers granted to it by law except insofar as such powers are limited or denied herein or by the by-laws of the Corporation. In furtherance of such powers, the Board of Directors shall have the right to adopt, amend or repeal the by-laws of the Corporation.

          EIGHTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is hereafter amended to authorize a further limitation or elimination of the liability of directors or officers, then the liability of a director or officer of the Corporation shall, in addition to the limitation on personal liability provided herein, be limited or eliminated to the fullest extent permitted by the Delaware General Corporation Law, as from time to time amended. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.
          NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
          TENTH. Any act or transaction by or involving the Corporation, other than the election or removal of directors of the Corporation, that requires for its adoption under the General Corporation Law of the State of Delaware or this certificate of incorporation the approval of the stockholders of the Corporation shall, by virtue of this reference to Section 251(g) of the General Corporation Law of the State of Delaware, require, in addition, the approval of the stockholders of Lamar Advertising Company, a Delaware corporation, or any successor thereto by merger, by the same vote that is required by the General Corporation Law of the State of Delaware and/or the certificate of incorporation of this Corporation. To the extent that Section 251(g) of the General Corporation Law of the State of Delaware is hereinafter amended, such further amendment is hereby incorporated herein by reference.
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Signed this 8th day of May.

LAMAR MEDIA CORP.
By:	/s/ Kevin P. Reilly, Jr.
Kevin P. Reilly, Jr.
President